                   AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT


         This AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (the "Amendment") is entered into as of the 31st day of October, 2000, by and between JOHN DEERE SPECIAL TECHNOLOGIES GROUP, INC., a Delaware corporation (the "Investor"), and XATA CORPORATION, a Minnesota corporation (the "Company").

         WHEREAS, the Company and the Investor entered into a Stock Purchase Agreement dated as of August 30, 2000 (the "Stock Purchase Agreement"), whereby the Investor would purchase up to an aggregate of three million six hundred thousand (3,600,000) shares of Common Stock, $.01 par value (the "Common Stock") of the Company (3,147,000 shares of newly issued Common Stock from the Company, 200,000 shares from the Selling Shareholder (as defined in the Stock Purchase Agreement), and 253,000 shares from the conversion of the Promissory Note (as defined in the Stock Purchase Agreement) upon an exercise of the Note Option), on the terms and conditions set forth therein;

         WHEREAS, the Stock Purchase Agreement provided for a 1st Closing of six hundred thirty thousand (630,000) shares and, subject to certain conditions, a 2nd Closing for the remaining two million five hundred seventeen thousand (2,517,000) shares to be purchased from the Company;

         WHEREAS, the purchase of 630,000 shares in the 1st Closing and the purchase of 200,000 shares from the Selling Shareholder occurred on August 31, 2000;

         WHEREAS, the Company and the Investor desire to amend the terms of the Agreement to reduce the number of shares to be purchased in the 2nd Closing to one million three hundred fourteen thousand sixty (1,314,060) shares and to grant to the Investor an option to purchase up to the remaining one million two hundred two thousand nine hundred forty (1,202,940) shares;

         NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, hereby agree as follows:

         Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Stock Purchase Agreement.

         Section 1.1(a) of the Stock Purchase Agreement is hereby amended and replaced in its entirety as follows:

                           (a) SALES OF NEW SHARES OF COMMON STOCK. Subject to
                  the terms and conditions hereof, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, one million nine hundred forty-four thousand sixty (1,944,060) shares of Common

                  Stock (the "Purchase Shares") as noted on Exhibit "B" attached hereto, for the purchase price provided in Section 1.1(b) below.

         Section 1.3 of the Stock Purchase Agreement is hereby amended and replaced in its entirety as follows:

                  1.3 RESERVATION OF SHARES. The Company shall reserve and keep available for issuance such number of its authorized but unissued shares of its Common Stock as will be sufficient to permit the issuance of the Note Shares and the Option Shares. All shares of Common Stock that are so issuable shall, when issued, be duly and validly issued and fully paid and non-assessable.

         A new Section 1.7 of the Stock Purchase Agreement is hereby added as follows:

                  1.7 OPTION TO PURCHASE ADDITIONAL SHARES.

                           (a) OPTION TO PURCHASE ADDITIONAL SHARES. At the
                  option of the Investor (the "Share Option"), which option shall be exercisable by the Investor at any time prior to December 31, 2002 (the "Share Option Period"), the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, up to one million two hundred two thousand nine hundred forty (1,202,940) shares of Common Stock (the "Option Shares") as noted on Exhibit "B" attached hereto, for the purchase price provided in Section 1.1(c) below. The Investor shall be entitled to one exercise of the Share Option, even if such exercise is for less than the total number of Option Shares.

                           (b) MECHANICS. At any time during the Share Option
                  Period, the Investor may exercise the Share Option by delivering a written notice (the "Share Option Notice") to the Company setting forth its intention to exercise the Share Option and the number of Option Shares to be purchased in substantially the form attached hereto as "EXHIBIT 1.7."

                           (c) PURCHASE PRICE. The purchase price for the Option
                  Shares shall be 82 percent (82%) of the average of the daily Bid and Ask (4:00 p.m. closing) price for the Company's Common Stock, as reported by the Nasdaq Smallcap Market, for the 30 day period preceding the date of the Share Option Notice (the "Share Option Purchase Price").

         Article III of the Stock Purchase Agreement is hereby amended to reflect the application of the representations and warranties of the Company to the Option Shares as follows:

                           Sections 3.2, 3.5, 3.6, 3.11, 3.15, 3.30, and 3.31 of
                  the Stock Purchase Agreement are hereby amended so that each instance of the term "Note Shares" reads "Note Shares and Option Shares."

         Article IV of the Stock Purchase Agreement is hereby amended to reflect the application of the representations and warranties of the Investor to the Option Shares as follows:

                           Section 4.1 of the Stock Purchase Agreement is hereby
                  amended so that each instance of the term "Note Shares" reads "Note Shares and Option Shares."

         Article V of the Stock Purchase Agreement is hereby amended to reflect the application of the conditions to closing of the Company to the Option Shares as follows:

                           The first sentence of Article V of the Stock Purchase
                  Agreement is hereby amended so that the term "Note Shares" reads "Note Shares and Option Shares."

         Article VI of the Stock Purchase Agreement is hereby amended to reflect the application of the conditions to closing of the Investor to the Option Shares as follows:

                           Section 6.20 of the Stock Purchase Agreement is
                  hereby amended so that the term "Note Option" reads "Note Option and Share Option."

         Section 7.3 of the Stock Purchase Agreement is hereby amended and replaced in its entirety as follows:

                  7.3 LEGENDS. The certificates evidencing the Purchase Shares, the Note Shares and the Option Shares shall be free of legends, except as provided for in Section 9.11.

         Section 7.7 of the Stock Purchase Agreement is hereby amended and replaced in its entirety as follows:

                  7.7 ISSUANCE OF SHARES. The sale of the Purchased Shares, the Note Shares and the Option Shares shall be made in accordance with the provisions and requirements of Regulation D and any applicable state law.

         Section 7.8 of the Stock Purchase Agreement is hereby amended and replaced in its entirety as follows:

                  7.8 NOMINATIONS TO BOARD OF DIRECTORS. The Investor shall have the right to nominate two individuals (the "Initial Investor Designees") for election to the Board of Directors, which number shall increase to three individuals (the "Additional Investor Designee", together with the Initial Investor Designees, the "Investor Designees") upon exercise in full of the Share Option. As promptly as practicable after the 1st Closing, the Company shall use its best efforts to obtain the resignation of one current member of the Board of Directors and cause the nomination and election to the two vacant director positions the Initial Investor Designees. Upon exercise in full of the Share Option, the Company shall use its best efforts to obtain the resignation one member of the Board of Directors, which member shall not be an Investor Designee, and cause the nomination and election of the Additional Investor Designee to the vacant director position thereby created, and at the next annual or special meeting of stockholders of the Company held for the purpose of electing directors, the Company shall use its best efforts to cause the nomination and election of the Investor Designees. In connection therewith, the Company agrees to solicit proxies for, and recommend that its stockholders vote in favor of, the Investor Designees. If an Investor Designee shall cease to be a member of the Board of Directors for any reason other than expiration of his or her term, the Company shall promptly, upon the request of the Investor, use its best efforts to cause the election or appointment of a person selected by the Investor to replace such designee.

         Section 9.11 of the Stock Purchase Agreement is hereby amended so that the term "Note Option" reads "Note Option and Share Option."

         A new EXHIBIT 1.7 is attached hereto.

         Exhibit "B" to the Stock Purchase Agreement is hereby amended and replaced in its entirety by Exhibit "B" attached hereto.

         All other provisions of the Stock Purchase Agreement shall remain in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

         IN WITNESS WHEREOF, the Company and the Investor have executed and delivered this Amendment as of the day and year first above written.

                                 COMPANY:

                                 Xata Corporation

                                 By:  /s/ William P. Flies
                                      ---------------------------------------
                                 Its: Chief Executive Officer
                                      ---------------------------------------



                                 INVESTOR:

                                 John Deere Special Technologies Group, Inc.

                                 By: /s/ Charles R. Stamp, Jr.
                                     ----------------------------------------
                                     Charles R. Stamp, Jr., President